102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Announces Retirement of

Mack Whittle as Chairman, President and CEO

GREENVILLE, SC – September 2, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) today announced that Mack Whittle, its Chairman, President and Chief Executive Officer, will retire by the end of the year. Following his retirement, Whittle will continue to serve on TSFG's Board of Directors through the duration of his current elected term, which expires in 2011.

Whittle founded the Company in 1986 with one office and 11 employees in Greenville. Under his leadership, TSFG has grown into one of the leading financial services companies in the Southeast and now ranks as the 35th largest commercial bank holding company by assets, headquartered in the United States. It has nearly $14 billion in total assets and an extensive commercial and retail customer base with 180 branch offices in North Carolina, South Carolina and Florida.

“It has been my honor and my privilege to work with the many fine professionals at TSFG as well as our many customers and shareholders over the past two decades,” said Whittle. “I am confident that our strong management team is fully capable of moving our company forward.”

The Board has appointed a Succession Committee to oversee a nationwide search for a replacement for Whittle.

John C.B. Smith, the Lead Independent Director of the Board, said, “The Board is grateful for Mack’s dedication and his many contributions to this Company and the communities that it serves.”

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At June 30, 3008, it had approximately $14 billion in total assets and 180 branch offices in Florida, North Carolina, and South Carolina. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At June 30, 2008, approximately 45% of TSFG’s total customer deposits were in South Carolina, 40% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068